Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cancer Genetics, Inc. and subsidiary of our report dated March 4, 2013, relating to our audits of the consolidated financial statements, included in the Prospectus dated April 4, 2013 of Cancer Genetics, Inc. for the year ended December 31, 2012. Our report dated March 4, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey LLP

Des Moines, Iowa
October 1, 2013